UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 12, 2010 rue21, inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34536 (Commission File Number)	25-1311645 (IRS Employer Identification No.)

800 Commonwealth Drive, Suite 100 Warrendale, Pennsylvania (Address of principal executive offices)	15086 (Zip Code)
(724) 776-9780
Registrant’s telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
     Pursuant to Regulation FD, rue21, inc. furnishes the information below.

Recent Developments

Management has prepared the estimated net sales, comparable store sales and earnings per share data below in good faith based upon our internal reporting for the thirteen weeks ended January 30, 2010 and fiscal year 2009. The information presented below was estimated utilizing significant assumptions regarding historical sales return information and inventory valuation data. The estimates represent the most current information available to management. Such estimates have not been subject to our normal financial closing and financial statement preparation processes. As a result, our actual financial results could be different and those differences could be material. The audit of the fiscal year 2009 consolidated financial statements by the company’s independent registered public accounting firm has not yet been completed. As such, the results are subject to change. However, in the opinion of management, any adjustments are expected to be of a normal and recurring nature, necessary for a fair presentation of the information presented below.

We believe that the recent net sales data and the accompanying estimated earning per share range, is important to an investor’s understanding of our performance. The net sales information presented below for the thirteen weeks ended January 30, 2010 and fiscal year 2009 is estimated based upon currently available information relating to net sales and estimates of sales returns, which are subject to change.

For the thirteen weeks ended January 30, 2010, our net sales increased 30.4%, or $36.3 million, to $155.4 million from $119.1 million for the thirteen weeks ended January 31, 2009. This increase in net sales was due to an increase of approximately 24% in the number of transactions, primarily driven by new store openings and an increase of approximately 4% in the average dollar value of transactions per store. During the thirteen weeks ended January 30, 2010, we opened 3 new stores and closed 2 stores compared to 17 new stores opened and 1 store closed during the thirteen weeks ended January 31, 2009. Our comparable store sales increased 8.6% for the thirteen weeks ended January 30, 2010 compared to an increase of 11.2% for the thirteen weeks ended January 31, 2009. Comparable store sales increased by $33.7 million and non-comparable store sales increased by $2.6 million for the thirteen weeks ended January 30, 2010 as compared to the thirteen weeks ended January 31, 2009. There were 417 comparable stores and 118 non-comparable stores open at January 30, 2010 compared to 332 and 117, respectively, at January 31, 2009.

In fiscal year 2009, our net sales increased 34.3%, or $134.2 million, to $525.6 million from $391.4 million in fiscal year 2008. This increase in net sales was due to an increase of approximately 33% in the number of transactions, primarily driven by new store openings and an increase of approximately 1% in the average dollar value of transactions per store. During fiscal year 2009, we opened 88 new stores and closed 2 stores compared to 99 new stores and 2 store closures in fiscal year 2008. Our comparable store sales increased 7.8% in fiscal year 2009 compared to an increase of 3.7% in fiscal year 2008. Comparable store sales increased by $100.5 million and non-comparable store sales increased by $33.7 million for fiscal year 2009 compared to fiscal year 2008.

In fiscal year 2009, net sales of girls apparel, girls accessories and guys apparel and accessories represented 56.7%, 24.3% and 19.0%, respectively, of total net sales compared to 58.3%, 23.5% and 18.2%, respectively, for fiscal year 2008. For fiscal year 2009, the girls accessories and guys apparel and accessories categories grew by approximately 39% and 40%, respectively. The girls apparel category grew by approximately 31%. The increase in the guys apparel and accessories category as a percentage of net sales was due to management efforts to expand the number of items in the guys apparel and accessories category.

We estimate that diluted earnings per share will be between $0.31 and $0.33 for the thirteen weeks ended January 30, 2010 as compared to $0.20 for the thirteen weeks ended January 31, 2009. We estimate diluted earnings per share for the fiscal year 2009 will be between $0.95 and $0.97 as compared to $0.55 for the fiscal year 2008.

Although we are unable at this time to provide any additional estimates with respect to our financial position, we have not identified any unusual or unique events or trends that occurred during the thirteen weeks ended January 30, 2010 which might materially affect our results of operations. We do not expect actual sales return data for the thirteen weeks ended January 30, 2010 to be different by more than 0.03% from the sales return information used, in part, to estimate net sales data for the thirteen weeks ended January 30, 2010 and fiscal year 2009. The final financial results for the thirteen weeks ended January 30, 2010 may be different from the preliminary estimates we are providing above due to completion of quarterly close and review procedures, final adjustments and other developments that may arise between now and the time the financial results for this period are finalized.
Forward-Looking Statements:
Certain statements herein, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, consumer spending, our ability to effectively identify and respond to changing fashion trends, our ability to compete with other retailers, our strategy and expansion plans, implementation of systems upgrades, reliance on key personnel, trade restrictions, events that may affect our vendors or their ability to finance their operations, availability of suitable new store locations and other factors which are set forth in the Company’s Prospectus and in all filings with the SEC made by the Company subsequent to the filing of the Prospectus. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

rue21, inc.
	By:	/s/ Keith A. McDonough
Keith A. McDonough
February 12, 2010		Chief Financial Officer